Exhibit 99.1

Trilogy Metals Reports Third Quarter Fiscal 2022 Financial Results

VANCOUVER, BC, Oct. 5, 2022  /CNW/ - Trilogy Metals Inc. (TSX: TMQ) (NYSE: TMQ) ("Trilogy Metals", "Trilogy" or "the Company") announces its financial results for the third quarter ended August 31, 2022.  Details of the Company's financial results are contained in the interim unaudited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.trilogymetals.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Highlights

  Exploration field season completed for the Upper Kobuk Mineral Projects ("UKMP") with over 10,700 meters drilled.
  Projects are well funded with Ambler Metals LLC, our 50/50 joint venture with South32 Limited, holding $93.5 million as at August 31, 2022.
  Trilogy cash position of $3.1 million and working capital of $2.9 million as at August 31, 2022 sufficient to fund head office operations for the next twelve months.

Joint Venture Project Activities

Field season activities at the Upper Kobuk Mineral Project ("UKMP") commenced in late May, with the camp opening on May 20 and drilling was completed on September 16.  The Bornite camp is expected to be fully shut down during the first week of October. The $26.2 million approved budget for Ambler Metals LLC for this year was mainly spent on the summer field program, which included 10,739 meters of diamond drilling that prioritized advancing the Arctic Project with additional infill drilling to further improve the confidence in the resource and the completion of a geotechnical study to further de-risk the Arctic Project. Exploration outside of the Arctic deposit focused on identifying copper-rich satellite deposits near Arctic in the Volcanic Massive Sulphide ("VMS") Belt and the Cosmos Hills.  The forecasted spend at Ambler Metals for the fiscal year is estimated to be approximately $28.5 million which is $2.3 million or 8.8% higher than budget.

For the 2022 Arctic field program, Ambler Metals completed 8,376 meters in 47 holes as part of an 8,400-meter infill program to increase confidence of the resource from the Indicated to Measured category. This includes five holes totaling 815 meters completed for the geotechnical assessment of Arctic that was initiated last year and two infill holes instrumented for the ongoing geohydrological assessment.

The 2022 exploration program for the Cosmos Hills and Ambler VMS Belt includes drilling of 7 holes totaling 2,363 meters as well as detailed mapping and soil sampling to build on the work performed during the prior year. In addition, 1,350 meters of trenching was completed around Pardner Hill.

The Company expects to begin announcing drill results during the fourth quarter of 2022.

Ambler Mining District Industrial Access Project ("AMDIAP" or "Ambler Access Project")

In a press release dated September 21, 2022, the Company provided an update on the AMDIAP. The United States Bureau of Land Management ("USBLM") published in the Federal Register a Notice of Intent ("NOI") that it will prepare a Supplemental Environmental Impact Statement ("SEIS") for the proposed AMDIAP. The NOI includes a 45-day comment period on the SEIS, which will allow the USBLM to determine if any additional impacts and resources related to previously identified deficiencies should be more thoroughly assessed. The NOI also indicated that input by Alaska Native Tribes and Corporations will continue to be of critical importance and that the USBLM will continue to consult with these entities under applicable guidance. The USBLM anticipates publishing a Draft SEIS during the second quarter of 2023, after which it will accept public comments on the Draft SEIS.

The Company anticipates intervenor defendants, including the State of Alaska, NANA Regional Corporation, Inc. and Ambler Metals LLC, to provide comments to the Court in the road permit lawsuit against the United States Department of Interior ("DOI") urging the DOI to expedite their work with a goal to reinstating the Joint Record of Decision for the Ambler Access Project.

Selected Results

The following selected financial information is prepared in accordance with U.S. GAAP.

in thousands of dollars
Three months ended			Nine months ended
Selected expenses	August 31, 2022 $	August 31, 2021 $	August 31, 2022 $	August 31, 2021 $
General and administrative	279	425	1,014	1,188
Investor relations	18	170	155	440
Professional fees	131	123	568	627
Salaries	172	365	847	1,210
Share of loss on equity investment	8,925	6,072	13,295	8,892

For the three-month and nine-month periods ended August 31, 2022, cash preservation strategies resulted in overall cash savings of $0.5 million and $0.9 million, respectively in general and administrative expenses, investor relations, professional fees and salaries when compared to the same periods last year. The increase in our share of losses of Ambler Metals of $2.9 million and $4.4 million, respectively was mainly due to an increase in mineral property expenses over the comparative quarter in the prior year from higher drilling and project support costs as well as higher pre-development costs for the Ambler Access Project.

Liquidity and Capital Resources

We expended $3.4 million on operating activities during the nine-month period ending August 31, 2022 with the majority of cash spent on corporate salaries, professional fees related to our annual regulatory filings, annual insurance renewal, annual fees paid to the Toronto Stock Exchange and the NYSE American Exchange and with the American and Canadian securities commissions.

At August 31, 2022, we had $3.1 million in cash and cash equivalents and working capital of $2.9 million. The Company continues to manage its cash expenditures through its working capital. Management continues to review the fiscal 2022 budget for cash preservation opportunities and has reduced cash expenditures where feasible, including but not limited to, reductions in marketing and investor conferences and office expenses. In addition, the Company's Board of Directors have agreed to take all of their fees in equity of the Company in an effort to preserve cash and increase share ownership. The Company's senior management team are also taking a portion of their base salaries in equity of the Company to preserve cash. Management believes that the combination of these cost reduction efforts results in sufficient cash to fund the Company's operations for the next twelve months.

Qualified Persons

Richard Gosse, P.Geo, Vice President Exploration for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101.  Mr. Gosse has reviewed the scientific and technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metal exploration and development company that holds a 50 percent interest in Ambler Metals LLC which has a 100 percent interest in the UKMP in Northwestern Alaska. On December 19, 2019, South32, a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District, one of the richest and most-prospective known copper-dominant districts in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits that have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler Mining District – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within a land package that spans approximately 181,387 hectares. Ambler Metals LLC has an agreement with NANA Regional Corporation, Inc., an Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler Mining District in cooperation with local communities. Trilogy's vision is to develop the Ambler Mining District into a premier North American copper producer while protecting and respecting subsistence livelihoods.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, statements relating to the anticipated timing of drill results, the expected timing of the shutdown of the Bornite Camp, the Company's forecasted expenditures for the fiscal year, the Company's ability to fund its operations, our expectations relating to and continued work with the DOJ and other intervenor defendants in the lawsuits concerning the Ambler Access Project, the requirement for additional funding at Ambler Metals and the perceived merit of the Company's properties are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving success of exploration activities, permitting timelines, requirements for additional capital, risks pertaining to the outbreak of the coronavirus (COVID-19), government regulation of mining operations, environmental risks, prices for energy inputs, labour, materials, supplies and services, uncertainties involved in the interpretation of drilling results and geological tests, unexpected cost increases and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2021 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/October2022/05/c9771.html

%CIK: 0001543418

For further information: Tony Giardini, President & Chief Executive Officer; Elaine Sanders, Vice President & Chief Financial Officer, 604-638-8088 or 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 05-OCT-22